Exhibit 10.8

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made as of this 10th day of August, 2020, by and between Ideanomics, Inc. (the “Organization”) and Steven Fadem, an individual (the “Consultant”), collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, the Organization desires to engage the Consultant as an independent contractor and the Consultant desires to accept such engagement upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Scope of Work.  The terms of this Agreement apply to the Consultant, an independent contractor, for the provision of services to the Organization.  The Consultant shall perform projects (the “Scope of Work”) assigned by the Organization’s management (“Management”), the scope of which will be agreed to by the parties hereto in the case of each project.  The Parties agree that neither the Organization, nor the Organization’s agents, employees, or representatives, shall have any right to control or direct the details, manner or means by which the Consultant accomplishes his work under this Agreement.  The Parties agree that the Consultant may be required to provide progress reports and other status updates to Management regarding his performance of this “Scope of Work.”

2.Term of Agreement.  This Agreement shall continue from the date first written above and continue through August 17, 2021 (the “Term”), unless earlier terminated pursuant to Section 8.  This Agreement shall not automatically renew unless both Parties agree to a renewal in a signed writing.  E-mail communications shall not constitute a signed writing for purposes of renewing this Agreement.

3.Assignment of Contract.  The Consultant may not assign his rights or obligations under this Agreement.

4.Payment for Services.  For services rendered hereunder, the Organization shall pay the Consultant $4,166.67 per month during the term of this Agreement..

5.Expenses.  The Consultant may invoice the Organization for reasonable pre-approved expenses relating to his performance of the Scope of Work.

6.Independent Contractor Status and Ineligibility for Benefits.  The Parties agree and acknowledge that the Consultant is an Independent Contractor and not an employee of the Organization.  Nothing in this Agreement shall be construed in a manner which creates a partnership, joint venture, or employment relationship between the Consultant and the Organization.  Neither Party shall be liable for the debts or obligations of the other.  The Consultant is not, nor shall he be deemed to be for any purpose, an employee of the Organization, and the Organization shall not in any way exercise domain or control over Consultant’s business.  The Consultant shall provide competent services using his own appropriate independent skill and judgment, and the manner and means that appear best suitable to him to perform the work.  The Consultant agrees that he is not an employee of the Organization and, except as specifically defined herein, he is not entitled to (and also hereby waives) any benefits provided to Organization employees, including but not limited to group insurance, liability insurance, disability insurance, paid vacations, sick leave or other leave, retirement plans, health plans, and the like.

7.Consultant Responsible For Taxes and Insurance.  The Organization shall not be responsible for any payroll-related taxes related to the Consultant’s performance of services pursuant to this Agreement.  The Consultant further represents and warrants that he will file all required forms and necessary payments appropriate to his  tax status as an Independent Contractor, shall not claim any other status, and shall obtain all necessary and required insurance related to his performance of services pursuant to this Agreement, including without limitation any insurance for any employees of Consultant.  The Consultant shall indemnify and hold the Organization harmless from all costs which the Organization may incur as a result of Consultant’s failure to perform the obligations set forth within this Agreement or any litigation determining a change of independent contractor status, to the extent that the Consultant has received financial benefit from such determination.  In the event that the Consultant initiates a process to change his independent contractor status, he agrees to hold the Organization harmless from all costs, including legal fees, which the Consultant may incur as a result of such change in status.  It is understood and agreed that, since the Consultant is an Independent Contractor, the Organization will make no deductions from fees paid to  him for FICA, federal or state taxes.  The Consultant agrees to pay all federal, state and local taxes incurred and chargeable to him in the rendering of the services under this Agreement and to indemnify the Organization for any costs and liabilities (including reasonable attorneys’ fees) arising his failure to pay such taxes.  The Consultant further acknowledges that the Organization has not provided Consultant any tax advice regarding the anticipated services performed pursuant to this Agreement and that Consultant is hereby advised to consult with his own tax professional for guidance related to taxes.

8.Termination.  This Agreement and the Consultant’s engagement shall terminate immediately upon the Consultant’s death or incapacity.  The Agreement and the Consultant’s engagement may also be terminated by the Consultant with fourteen (14) days’ advance written notice to the Organization of his intent to terminate the Agreement.  Within thirty (30) days of the termination of this Agreement, the Organization shall pay to the Consultant any monetary payments then currently owing under Section 4.

9.Confidential and Proprietary Information.

(a)Through his performance of the Scope of Work, the Consultant may have access to certain confidential and proprietary information concerning the Organization’s business, employees, clients, partners, and other persons or entities affiliated with the Organization, including but not limited to, information concerning the Organization’s structure, business and marketing plans, financial data, the identity of customers potential customers, partners, and potential partners, the Organization’s current and prospective contracts, and policies, standards, procedures, and practices of the Organization (hereinafter referred to collectively as “Confidential Information”). The use of Confidential Information for the benefit of any person or entity other than the Organization and the disclosure of such information to any person outside of the Organization would cause severe competitive and financial damage to the Organization.

(b)To protect the Organization’s Confidential Information and goodwill, the Consultant agrees as follows:

(i)The Consultant will not use, publish, misappropriate, or disclose any Confidential Information, during or after the Consultant’s engagement, except as required in the performance of Consultant’s duties for the Organization or as specifically authorized in writing by the Organization;

(ii)During the Term and for a one-year period immediately following the Term, the Consultant will not, directly or indirectly: (1) recruit, hire, or help anyone to recruit or hire, anyone who was an employee of the Organization within the one (1) year period immediately preceding the termination of the Consultant’s engagement with the Organization; or (2) solicit or encourage, or help anyone to solicit or encourage, any person or entity who was a client of the Organization within the one (1) year period immediately preceding the termination of the Consultant’s engagement with the Organization to do business with any person or entity other than the Organization, provided such business is the same or substantially the same as services that the Organization provides to clients.

(iii) Upon demand from the Organization or when the Consultant’s engagement with the Organization ends, whichever comes first, the Consultant will promptly deliver to a designated Organization representative all originals and copies of all materials, documents, and property of the Organization which are in the Consultant’s possession or control; and

(iv)The Consultant shall have no proprietary or ownership interest in the work product he develops in connection with the services performed pursuant to this Agreement on behalf of the Organization, and the Consultant expressly assigns to the Organization all rights to such work product, including copyrights, patents, trade secrets, or other proprietary rights he develops or has developed during the Term, provided such work product is related to the services performed pursuant to this Agreement.

10.Services to Others.  Nothing in this Agreement prohibits the Consultant from providing services to others, so long as he fulfills his responsibilities hereunder and the services to others do not present a conflict of interest regarding the services the Consultant provides to the Organization.

11.Successors.  This Agreement shall inure to the benefit of and be binding upon the Parties, their legal representatives and successors and assigns.  However, the Consultant’s performance hereunder is personal to the Consultant and shall not be assignable by the Consultant.  The Organization may assign this Agreement to any affiliate or to any successor to all or substantially all of the business and/or assets of the

Organization, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise.

12.Miscellaneous.

(a)Waiver; Amendment.  The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times.  This Agreement may be amended or modified only by a writing signed by both Parties hereto.

(b)Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

(c)Section Captions.  Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(d)Severability.  Each provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

(e)Integrated Agreement.  This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, including, without limitation, understandings, memoranda, term sheets, conversations and negotiations.  There are no agreements, understandings, restrictions, representations or warranties between the Parties other than those set forth herein or herein provided for. Notwithstanding the foregoing, Contractor shall be deemed a “Service Provider” as said term is defined in the Ideanomics, Inc. (formerly Seven Stars Cloud Group, Inc.) 2010 Equity Incentive Plan Stock Option Agreement (“Option Agreement”) and all vesting and exercise rights held by Contractor to stock options granted to Contractor on May 8th, 2020 pursuant to the Option Agreement shall remain in full force and effect thereunder and hereunder.

(f)Interpretation; Counterparts.  No provision of this Agreement is to be interpreted for or against any party because that party drafted such provision.  For purposes of this Agreement: “herein, “ “hereby,” “hereinafter,” “herewith,” “hereafter” and “hereinafter” refer to this Agreement in its entirety, and not to any particular subsection or Section.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

(g)Use of E-mail.  Any written notice may be sent via e-mail.  If not earlier received, a written notice sent via e-mail will be deemed to be received on the next calendar day if it is sent to the e-mail address from which the sending party last received an e-mail from the receiving party.

(h)No Limitations.  The Consultant represents his engagement by the Organization hereunder does not conflict with, or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject.

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date first above written.

AS TO: Ideanomics, Inc..

By:

Print Name: Alfred P. Poor

Title: Chief Executive Officer

Date:

AS TO: CONSULTANT

By:

Print Name: Steven Fadem

Date: